CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of Altus Explorations Inc. of our report dated March 22, 2004, except for Note 10 dated March 31, 2004 which appears in the Registrant's Form 10-KSB for the period ended December 31, 2003.

/s/ Malone & Bailey, PLLC

Malone & Bailey, PLLC
www.malone-bailey.com
Houston, Texas

April 12, 2004